Exhibit 99.1

Contact:

Sameer Desai

Senior Director, Corporate Development &

Investor Relations

TTM Technologies, Inc.

+1 714 327 3050

sameer.desai@ttmtech.com

FOR IMMEDIATE RELEASE

TTM TECHNOLOGIES, INC. ANNOUNCES SUCCESSFULL REPRICING OF TERM B LOANS AND ASSET BASED LOAN

COSTA MESA, CA - September 27, 2016 - TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM” or the “Company”) today announced that it has successfully priced $775 million of new U.S. dollar-denominated Term B Loans at an interest rate of LIBOR + 4.25%, which priced 75 basis points lower than its previous Term B Loans issued in May 2015. In connection with this transaction, TTM settled $841 million of the previously outstanding U.S. dollar-denominated Term B Loans, thereby paying down approximately $66 million of its previously outstanding Term B Loans. The new financing is expected to generate annual interest savings of approximately $19.5 million. This consists of reduced cash interest payments of $10.0 million and reduced non-cash interest expense of $9.5 million. The new Term B Loans have the same remaining tenor as the previous Term B Loans and mature on May 31, 2021. In conjunction with this transaction, TTM will record, in the fourth quarter, non-cash expense of $47.8 million for the write off of the original issuance discount of $25.4 million and debt issuance costs of $22.4 million associated with the Term B Loans originally issued in May 2015.

In addition, the Company has increased the availability of its revolving U.S. Asset Based Loan from $150 million to $200 million, decreased the interest rate 25 basis points and made other minor amendments to the loan agreement. The Company’s borrowing under its U.S. Asset Based Loan remains at $80 million.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the successful integration of Viasystems, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.

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